UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 10, 2012

THOMPSON CREEK METALS COMPANY INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-33783	98-0583591
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

26 West Dry Creek Circle
Suite 810
Littleton, Colorado 80120

(Address of Principal Executive Offices)

(303) 761-8801

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 1.01               Entry into a Material Definitive Agreement.

Fifth Amendment to Credit Agreement.

On August 10, 2012, Thompson Creek Metals Company Inc. (the “Company”) executed a fifth amendment (the “Fifth Amendment”) to its senior secured revolving credit agreement dated December 10, 2010.  Pursuant to the Fifth Amendment, the participating banks in the Company’s revolving credit facility consented to the Royal Gold transaction (described below) and revised and put in place new financial covenants and measurements.  Specifically, under the Fifth Amendment, the banks agreed to remove the senior secured leverage covenant, increase the liquidity covenant to $100 million from $75 million, add a new minimum quarterly EBITDA covenant commencing in the fourth quarter of 2012, add new liquidity thresholds for borrowings and prepayments, add a new condition precedent for borrowings, and add new reporting requirements.

A copy of the Fifth Amendment is filed herewith as Exhibit 10.1 and incorporated into this Item 1.01 by reference.

Item 2.01               Completion of Acquisition or Disposition of Assets.

On August 10, 2012, the Company completed the sale to Royal Gold, Inc. (“Royal Gold”) of an additional 12.25% of the refined gold production from the Company’s Mt. Milligan copper-gold mine for $200 million, plus $435 per ounce, or the prevailing market rate, if lower than $435 per ounce, when the gold is delivered pursuant to the terms of the First Amendment to Amended and Restated Purchase and Sale Agreement, dated as of August 8, 2012, by and among the Company, Terrane, Royal Gold, and Royal Gold’s wholly-owned subsidiary RGLD Gold AG (the “First Amendment”).  The Company intends to use the proceeds from the transaction to finance a portion of the construction of the Mt. Milligan project and related costs.

Pursuant to the First Amendment, the Company has agreed to sell to Royal Gold a total of 52.25% of the refined gold production from its Mt. Milligan project, and Royal Gold’s aggregate investment (including amounts previously funded and commitments for future funding) in the refined gold from Mt. Milligan has increased from $581.5 million to $781.5 million.  Three business days following the consummation of the transactions contemplated by the First Amendment, Royal Gold will make a cash payment to the Company of $75 million. Following this payment, Royal Gold will make combined future scheduled payments to the Company in the aggregate amount of $251.9 million, which will be paid on a quarterly basis as follows: $45 million on September 1, 2012; $95 million on December 1, 2012; $62 million on March 1, 2012; $37 million on June 1, 2012; and $12.9 million on September 1, 2013.  Following the September 1, 2013, payment, Royal Gold will have satisfied its obligations to make quarterly payments to the Company.

The First Amendment restricts the Company’s ability to incur debt in excess of $350 million that is secured by the assets of the Mt. Milligan project until the earlier of the date upon which 425,000 ounces of refined gold have been sold and delivered to Royal Gold pursuant to our agreement or the date upon which the aggregate dollar amount of the difference between the market price for the gold delivered to Royal Gold under the agreement and the price actually paid by Royal Gold pursuant to the terms of our agreement exceeds $280 million.  The terms and conditions of the amended and restated gold stream agreement with Royal Gold otherwise remain unchanged.

The foregoing description of the terms of the First Amendment is qualified in its entirety by the First Amendment, which was filed as Exhibit 10.4 to the Company’s 10-Q for the quarter ended June 30, 2012 and incorporated into this Item 2.01 by reference.

Item 8.01               Other Events.

On August 13, 2012, the Company issued a press release announcing the completion of the Royal Gold transaction and the Fifth Amendment.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated into this Item 8.01 by reference.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
10.1	Fifth Amendment to the Credit Agreement dated August 10, 2012 by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent and the lenders party thereto.
99.1	Press Release dated August 13, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMPSON CREEK METALS COMPANY INC.

	By:	/s/ Wendy Cassity
Date: August 13, 2012	Name:	Wendy Cassity
	Title:	Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Fifth Amendment to the Credit Agreement dated August 10, 2012 by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent and the lenders party thereto.
99.1	Press Release dated August 13, 2012.